CENTRAL ILLINOIS PUBLIC SERVICE COMPANY
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

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                                                     Year Ended December 31,
                                        ---------------------------------------------------------

                                          1996        1997       1998       1999       2000

                                              Thousands of Dollars Except Ratios

Net Income                                $77,393    $38,620    $80,147    $53,980    $79,362
Add- Extraordinary items net of tax             -     24,853          -          -          -
                                        ----------   --------   --------   --------   --------
Net income from continuing operations      77,393     63,473     80,147     53,980     79,362

   Taxes based on income                   47,286     33,922     45,412     30,763     43,661
                                        ----------   --------   --------   --------   --------

Net income before income taxes            124,679     97,395    125,559     84,743    123,023
                                        ----------   --------   --------   --------   --------


Add- fixed charges:
   Interest on long term debt              31,409     32,271     37,260     38,223     28,935
   Other interest                           4,636      2,875      1,647      3,373      8,497
   Amortization of net debt premium,
   discount, expenses and losses            1,709      1,643      1,132      1,139      2,880

                                        ----------   --------   --------   --------   --------
Total fixed charges                        37,754     36,789     40,039     42,735     40,312
                                        ----------   --------   --------   --------   --------

Earnings available for fixed charges      162,433    134,184    165,598    127,478    163,335
                                        ==========   ========   ========   ========   ========

Ratio of earnings to fixed charges           4.30       3.64       4.13       2.98       4.05
                                        ==========   ========   ========   ========   ========


Earnings required for preferred dividends:
   Preferred stock dividends                3,721      3,715      3,745      3,833      3,882
   Adjustment to pre-tax basis              2,273      1,985      2,122      2,185      2,135
                                        ----------   --------   --------   --------   --------
                                            5,994      5,700      5,867      6,018      6,017

Fixed charges plus preferred stock
dividend  requirements                     43,748     42,489     45,906     48,753     46,329
                                        ==========   ========   ========   ========   ========

Ratio of earnings to fixed charges plus
    preferred stock dividend requirements    3.71       3.15       3.60       2.61       3.52
                                        ==========   ========   ========   ========   ========

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